 As filed Pursuant to Rule 424(b)(5)
 Registration No. 333-281556
PROSPECTUS SUPPLEMENT
(To Prospectus dated August 23, 2024)
4,196,000 Shares
Class A Common Stock
We are offering 4,196,000 shares of our Class A common stock, par value $0.0001 per share (“common stock”). The public offering price per share is $7.15.
Our common stock is listed on the New York Stock Exchange under the symbol “OWLT.” On October 20, 2025, the last reported sale price of the common stock on the New York Stock Exchange was $8.80 per share.

	Per Share	Total
Public offering price	$7.15	$30,001,400
Underwriting discounts and commissions(1)	$0.46475	$1,950,091
Proceeds, before expenses, to us	$6.68525	$28,051,309
__________________
(1)Underwriting discounts and commissions do not include the reimbursement of certain expenses of the underwriters we have agreed to pay. See “Underwriting” for additional disclosure regarding underwriting discounts, commissions and estimated offering expenses.
We granted the underwriters an option for a period of up to 30 days from the date of this prospectus supplement to purchase up to 629,400 additional shares of our common stock at the public offering price, less the underwriting discounts and commissions.
We are an “emerging growth company” and a “smaller reporting company” under applicable Securities and Exchange Commission rules and are subject to reduced public company reporting requirements. See “Prospectus Supplement Summary—Implications of Being an Emerging Growth Company and Smaller Reporting Company.”
Investing in our common stock involves significant risks. See “Risk Factors” on page S-12 of this prospectus supplement, page 7 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement before making your investment decision.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of common stock to the investors on or about October 23, 2025.

Joint Bookrunners

William Blair	TD Cowen

Co-manager

Craig-Hallum
The date of this prospectus supplement is October 21, 2025.

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT
PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus relate to an offering of our common stock. Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus supplement and the accompanying prospectus, together with the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement. These documents contain important information that you should consider when making your investment decision.
This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined, together with the documents incorporated by reference herein or therein. To the extent the information contained in this prospectus supplement differs from or conflicts with the information contained in the accompanying prospectus or any document incorporated by reference having an earlier date, the information in this prospectus supplement will control. If any statement in one of these documents is inconsistent with a statement in another document having a later date⸺for example, a document incorporated by reference into this prospectus supplement and the accompanying prospectus⸺the statement in the document having the later date modifies or supersedes the earlier statement.
We have not, and the underwriters have not, authorized anyone to provide you with information different from that which is contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we may authorize for use in connection with this offering. Neither we, nor the underwriters, take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.
This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus.
You should assume that the information contained in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only and that any information we have incorporated by reference or included in the accompanying prospectus is accurate only as of the date given in the document incorporated by reference or as of the date of the accompanying prospectus, as applicable, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, any related free writing prospectus, or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date as specified in the agreements. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been or will be filed as exhibits to the registration statement of which this prospectus supplement is a part or as exhibits to documents incorporated by reference herein, and you may obtain copies of those documents as described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
This prospectus supplement and the accompanying prospectus include or incorporate by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus supplement or the accompanying prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus supplement and the accompanying prospectus and under similar headings in other documents that are incorporated by reference herein and therein. Accordingly, investors should not place undue reliance on this information.
When we refer to “Owlet,” “we,” “our,” “us” and the “Company” in this prospectus supplement, we mean Owlet, Inc., a Delaware corporation, and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities. When we refer to “common stock,” we mean our Class A common stock, par value $0.0001 per share.
Owlet, Smart Sock, Dream Sock and Owlet Cam are among our trademarks used in this prospectus supplement and the documents incorporated herein by reference. This prospectus supplement also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus supplement appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights certain information about us and this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and the information included in any free writing prospectus that we authorize for use in connection with this offering, including the information under the heading “Risk Factors” on page S-12 of this prospectus supplement, and page 7 of the accompanying prospectus and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement and the accompanying prospectus.
Our Company
Our mission is to empower parents with the right information at the right time, to give them more peace of mind and help them find more joy in the journey of parenting. Our digital parenting platform aims to give parents real-time data and insights to help parents feel calmer and more confident. We believe that every parent deserves peace of mind and the opportunity to feel their well-rested best. We also believe that every child deserves to live a long, happy, and healthy life, and we are working to develop products to help facilitate that belief.
We believe we have established a leading brand in infant health, offering one of the top-selling baby monitors in the United States. Since our inception in 2012, over 2 million Owlet devices have been sold worldwide, which has contributed to one of the largest data sets of infant health and sleep. This includes more than 100 million hours of sleep data and the monitoring of 15 trillion heartbeats. Our platform has achieved significant engagement, with more than 650,000 active users in 2025 and 150 million impressions and more than two million engagements in the last twelve months. Our Owlet360 subscription service serves over 79,000 paying subscribers, achieving a 25% attach rate with Dream Sock that we believe highlights the trust and value our users place in our services. The attach rate is calculated by dividing the number of Dream Sock and Duo subscribers by the total U.S. Dream app users with a sock device.
While our primary market is the United States, we have continued to expand into international markets. Most recently, we announced in October 2025 that the Central Drugs Standard Control Organization approved Dream Sock for distribution in India, which we expect to commence in early 2026. We aim to drive market penetration as efficiently as possible. For the twelve months ended June 30, 2025, we had an estimated lifetime value to customer acquisition cost ratio of approximately 4.0, which we calculate as the average gross profit per customer divided by the customer acquisition cost per customer.
Recent Developments
Consummation of Warrant Exchange
On August 7, 2025, we entered into a privately negotiated Exchange Agreement (the “Exchange Agreement”) with certain holders of our (i) warrants to purchase shares of our common stock that were initially issued in February 2023 with our issuance and sale of Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Shares”), and/or (ii) warrants to purchase shares of common stock that were initially issued in February 2024 with our issuance and sale of Series B Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred Shares”). Following stockholders approval, the transactions contemplated by the Exchange Agreement were consummated on October 10, 2025, resulting in our issuance of 5,426,429 shares of common stock in exchange for such warrants (collectively, the “Warrant Exchange”). In accordance with the terms of the Exchange Agreement, all shares issued in the Warrant Exchange are subject to a 180-day contractual lockup following the consummation of the Warrant Exchange.

Preliminary Unaudited Third Quarter 2025 Financial Results
Set forth below are certain preliminary unaudited financial results for the three months ended September 30, 2025 and as of September 30, 2025:
•Revenue for the three months ended September 30, 2025 is estimated to be $30 million to $32 million, compared to $22.1 million for the corresponding period of 2024.
•Gross margin for the three months ended September 30, 2025 is estimated to be approximately 49.5%-51%, compared to 52.2% for the corresponding period of 2024, a decrease which we believe is primarily attributable to the impact of tariffs on our cost of goods sold.
•Cash and cash equivalents as of September 30, 2025 are estimated to be approximately $23.8 million, which includes approximately $18.6 million in additional borrowings during the three months ended September 30, 2025 under our asset-based revolving credit facility.
The preliminary unaudited third quarter 2025 financial results (the "preliminary financial information") are preliminary and were prepared by our management, based upon our estimates, a number of assumptions and currently available information, and are subject to revision based upon, among other things, quarter-end closing procedures and/or adjustments, the completion of our interim financial statements and other operational procedures. This preliminary financial information is the responsibility of our management and has been prepared in good faith on a consistent basis with prior periods. However, we have not completed our financial closing procedures for the three months ended September 30, 2025, and our actual results could be materially different from the preliminary financial information provided above. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying preliminary financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference into this prospectus supplement and the accompanying prospectus relates to the Company's previously issued financial statements. It does not extend to the preliminary financial information and should not be read to do so.
During the course of the preparation of our financial statements and related notes as of and for the three and nine months ended September 30, 2025, we may identify items that would require us to make material adjustments to this preliminary financial information. As a result, prospective investors should exercise caution in relying on this information and should not draw any inferences from this information. This preliminary financial information should not be viewed as a substitute for full financial statements prepared in accordance with United States generally accepted accounting principles and reviewed by PricewaterhouseCoopers LLP.
Corporate Information
The registrant was initially a special purpose acquisition company incorporated in the State of Delaware on June 23, 2020 under the name Sandbridge Acquisition Corporation. Owlet Baby Care, Inc. was incorporated in the State of Delaware on February 24, 2014. Upon the closing of a business combination with Owlet Baby Care, Inc. on July 15, 2021, Sandbridge Acquisition Corporation changed its name to Owlet, Inc. Our principal executive offices are located at 2940 West Maple Loop Drive, Suite 203, Lehi, Utah 84048 and our telephone number is (844) 334-5330.
Implications of Being an Emerging Growth Company and Smaller Reporting Company
We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. Some of these exemptions include:
•we are not required to engage an auditor to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended;

•we are permitted to take advantage of extended transition periods for complying with new or revised accounting standards which allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies;
•we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes;” and
•we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to disclose the correlation between executive compensation and performance and the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation.
We will remain an emerging growth company until the earlier of (1) December 31, 2025, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (3) the last day of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (4) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We have chosen to take advantage of some but not all of these available exemptions. We also elected to take advantage of the extended transition periods for complying with certain new or revised accounting standards. As a result, the information that we provide to stockholders may be different than the information you may receive from other public companies in which you hold equity.
We are also a “smaller reporting company” and will continue to be for so long as (i) the market value of our common stock held by non-affiliates as of the preceding June 30th is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates as of the preceding June 30th is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

The Offering

Issuer	Owlet, Inc.

Common stock offered by us	4,196,000 shares of our common stock.

Common stock to be outstanding immediately following the offering	25,880,584 shares of common stock (or 26,509,984 shares if the underwriters exercise in full their option to purchase additional shares).

Underwriters’ option	We granted the underwriters a 30-day option to purchase up to 629,400 additional shares of common stock from us at the public offering price, less underwriting discounts and commissions.

Use of Proceeds
We currently intend to use the net proceeds from this offering to support continued commercialization and research and development, and for general corporate purposes. See “Use of Proceeds” on page S-18 of this prospectus supplement.

Risk Factors
Investing in our common stock involves a high degree of risk. See the information contained in or incorporated by reference under the heading “Risk Factors” on page S-12 of this prospectus supplement, page 7 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

Lock-up Agreements
We, and our officers and directors have agreed with the underwriters, subject to certain exceptions, for a period of 90 days following the date of this prospectus supplement, not to sell, transfer or otherwise dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock for such period. See “Underwriting” for more information.

New York Stock Exchange symbol for our common stock	“OWLT.”
The number of shares of common stock outstanding after this offering is based on 16,258,155 shares of our common stock outstanding as of June 30, 2025, after giving effect to the issuance of 5,426,429 shares in the Warrant Exchange, and excludes:
•2,872,668 shares of common stock issuable upon the conversion of shares of convertible preferred stock outstanding as of June 30, 2025;
•377,012 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2025, with a weighted-average exercise price of $18.49 per share;
•1,417,939 shares of common stock issuable upon vesting and settlement of restricted and performance stock units outstanding as of June 30, 2025;
•1,425,616 shares of common stock that were reserved for future issuance as of June 30, 2025 under our 2021 Incentive Award Plan (the “2021 Plan”), after giving effect to an increase of 375,000 shares approved by our stockholders in October 2025, in addition to any annual automatic increases in the number of shares of our common stock reserved for issuance under the 2021 Plan;
•396,133 shares of common stock that were reserved for future issuance as of June 30, 2025 under our 2021 Employee Stock Purchase Plan (the “ESPP”), as well as any automatic increases in the number of shares of our common stock reserved for future issuance under the ESPP;
•401,716 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2025, with a weighted-average exercise price of $4.67 per share (after to giving effect to the Warrant Exchange); and

•1,292,856 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2025, with an exercise price of $161 per share.
Unless otherwise indicated, all information in this prospectus supplement reflects or assumes the following:
•no additional conversions of the convertible preferred stock described above;
•no exercise of outstanding stock options or warrants described above;
•no settlement of unvested restricted stock units or performance stock units described above; and
•no exercise by the underwriters of their option to purchase additional shares of common stock in this offering.

Summary Consolidated Financial and Other Data
The following table summarizes our consolidated financial and operating data for the periods and as of the dates indicated. We derived our summary consolidated statements of operations and comprehensive loss for the years ended December 31, 2024 and 2023 from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Annual Report”), which is incorporated by reference in this prospectus supplement and the accompanying prospectus. We derived the summary consolidated statements of operations and comprehensive income (loss) for the six months ended June 30, 2025 and 2024 from our unaudited interim condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 (the “Quarterly Report”), which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The unaudited interim financial statements have been prepared on a basis consistent with our audited financial statements and contain all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of such interim financial statements. Our historical results are not necessarily indicative of the results to be expected in the future and our operating results for the six months ended June 30, 2025 are not necessarily indicative of the results that may be expected for the year ending December 31, 2025 or any other interim periods or any future year or period. You should read the following information in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2024 Annual Report and Quarterly Report and our consolidated financial statements, the accompanying notes and other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

	For the Year Ended December 31,		Six Months Ended June 30,
	2024	2023	2025	2024

	(in thousands, except share and per share amounts)
Revenues	$78,056	$54,010	$47,167	$35,449
Cost of revenues	38,748	31,423	22,461	18,650
Gross profit	39,308	22,587	24,706	16,799
Operating expenses:
General and administrative	33,967	27,343	14,320	12,340
Sales and marketing	15,760	13,527	8,320	7,748
Research and development	9,801	10,349	6,656	4,701
Total operating expenses	59,528	51,219	29,296	24,789
Operating loss	(20,220)	(28,632)	(4,590)	(7,990)
Other income (expense):
Interest expense, net	(1,630)	(3,191)	(1,970)	(141)
Common stock warrant liability adjustment	9,293	(924)	(28,066)	10,207
Other income (expense), net	75	(144)	49	73
Total other income (expense), net	7,738	(4,259)	(29,987)	10,139
Loss before income tax provision	(12,482)	(32,891)	(34,577)	2,149
Income tax provision	(54)	(10)	(45)	(22)
Net loss and comprehensive loss	$(12,536)	$(32,901)	$(34,622)	$2,127
Accretion on Series A convertible preferred stock	(4,926)	(4,591)	(1,696)	(2,863)
Net loss attributable to common stockholders	$(17,217)	$(37,492)	$(35,092)	$(736)
Net loss per share attributable to common stockholders, basic and diluted	$(1.57)	$(4.53)	$(2.26)	$(0.08)
Weighted average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	10,951,270	8,276,481	15,550,751	8,803,729

Non-GAAP Financial Information
To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we provide investors with certain non-GAAP financial information. We use these non-GAAP financial measures internally in analyzing our financial results and believe that use of these non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing operating results and trends and in comparing our financial results with other companies in our industry, which may present similar non-GAAP financial measures.
Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.
We believe Adjusted EBITDA is helpful to investors, analysts and other interested parties because it can assist in providing a more consistent and comparable overview of our operations across our historical financial periods. In addition, this measure is frequently used by analysts, investors and other interested parties to evaluate and assess performance. We also utilize Adjusted EBITDA in evaluating our financial performance and for internal planning and forecasting purposes. We calculate Adjusted EBITDA, for a particular period, as net income (loss) before interest, taxes, and depreciation and amortization, as further adjusted for restructuring costs, warrant liability adjustments, stock-based compensation and transaction costs. This measure has certain limitations in that it does not include the impact of certain expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Other companies, including other companies in our industry, may not use such measure or may calculate the measure differently than as presented in this prospectus supplement, limiting its usefulness as a comparative measure.

A reconciliation of net income (loss) to Adjusted EBITDA is set forth below for the periods indicated:

	Three Months Ended
	Sep 30, 2023	Dec 31, 2023	Mar 31, 2024	Jun 30, 2024	Sep 30, 2024	Dec 31, 2024	Mar 31, 2025	Jun 30, 2025

	(dollars in thousands)
Net income (loss)	(5,641)	(6,926)	3,274	(1,147)	(5,611)	(9,052)	3,025	(37,647)
Adjusted for:
Income tax provision	—	5	—	22	—	32	12	33
Interest expense, net	134	193	161	(20)	112	1,377	991	979
Depreciation and amortization	176	136	109	104	117	122	119	109
Restructuring costs	—	—	—	—	722	42	—	—
Common stock warrant liability adjustment	(2,395)	3,602	(9,179)	(1,028)	673	241	(6,687)	34,753
Stock-based compensation	2,210	2,290	2,227	2,104	2,714	1,588	1,657	1,588
Transaction costs	—	—	292	83	—	19	—	—
Impairment of intangible assets	33	7	9	3	1,880	5	5	15
Charges related to certain legal matters	—	—	—	—	—	6,169	905	463
Adjusted EBITDA	(5,483)	(693)	(3,107)	121	607	543	27	293
We also believe that non-GAAP contribution margin, when taken collectively with our GAAP results, may be helpful to investors in understanding underlying trends that could otherwise be masked by certain expenses that we do not consider indicative of our ongoing performance. We calculate non-GAAP contribution margin, for a particular period, as gross profit minus sales and marketing expenses (excluding sales and marketing stock-based compensation) divided by revenue. Non-GAAP contribution margin is a non-GAAP measure and is presented for supplemental informational purposes only and should not be considered as an alternative or substitute to financial information presented in accordance with GAAP. This measure has certain limitations in that it does not include the impact of certain expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Other companies, including other companies in our industry, may not use such measure or may calculate the measure differently than as presented in this prospectus supplement, limiting its usefulness as a comparative measure.

A reconciliation of gross profit to non-GAAP contribution margin is set forth below for the periods indicated:

	Three Months Ended
	Sep 30, 2023	Dec 31, 2023	Mar 31, 2024	Jun 30, 2024	Sep 30, 2024	Dec 31, 2024	Mar 31, 2025	Jun 30, 2025

	(dollars in thousands)
Gross profit	3,329	9,872	6,547	10,252	11,546	10,963	11,326	13,380
Less:
Sales and marketing expenses, excluding stock-based compensation
Sales and marketing expenses	3,335	3,761	3,896	3,852	4,022	3,990	4,002	4,318
Less: Sales and marketing stock-based compensation	(394)	(358)	(344)	(367)	(365)	(464)	(455)	(276)
Sales and marketing expenses, excluding stock-based compensation	2,941	3,403	3,552	3,485	3,657	3,526	3,547	4,402
Non-GAAP Contribution	388	6,469	2,995	6,767	7,889	7,437	7,779	9,338
Revenue	9,182	21,004	14,750	20,699	22,122	20,485	21,104	26,063
Non-GAAP Contribution Margin	4%	31%	20%	33%	36%	36%	37%	36%

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully review the risks and uncertainties described below and discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as updated by our quarterly and other reports and documents that are incorporated by reference into this prospectus supplement, before deciding whether to purchase any common stock in this offering. Each of the risk factors could adversely affect our business, operating results, financial condition and prospects, as well as adversely affect the value of an investment in our common stock, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.
We have broad discretion in how we use the net proceeds from this offering, and we may not use these proceeds effectively or in ways with which you agree.
Although we currently intend to use the net proceeds from this offering in the manner described in the section titled “Use of Proceeds” in this prospectus supplement, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for purposes that may not increase the market price of our common stock. Pending their use, we plan to invest the net proceeds from this offering in investment grade, interest bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline. See “Use of Proceeds” in this prospectus supplement for a more detailed information.
You will experience immediate and substantial dilution in the book value of your shares.
Based on the public offering price and the as adjusted net tangible book deficit per share as of June 30, 2025, because the public offering price per share in this offering is substantially higher than the as adjusted net tangible book value per share, you will suffer immediate dilution of $5.91 per share in as adjusted net tangible book value of the common stock. The conversion of outstanding convertible preferred stock, exercise of outstanding stock options and warrants, and settlement of outstanding unvested restricted stock units may result in significant further dilution of your investment. See “Dilution” in this prospectus supplement for a more detailed illustration of the dilution you would incur if you participate in this offering.
You may experience future dilution as a result of future equity offerings.
In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by any investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by any investors in this offering.
A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.
Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that such sales may occur, could cause the market price of our common stock to decline. Third party sales of a substantial number of shares of our common stock in the public market could occur at any time, subject to federal securities laws and contractual restrictions entered in connection with this offering and the Warrant Exchange. Our directors, executive officers and their related entities beneficially own substantial amounts of our common stock, including shares they may acquire by converting convertible preferred stock. If one or more of them were to sell a substantial portion of the shares they hold, or if there is a public perception that such sales may occur, it could cause our stock price to decline.

In connection with this offering, we and our directors and executive officers have agreed that for a period of 90 days following the date of this prospectus supplement, subject to certain exceptions, we or they will not sell, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock without the prior written consent of William Blair & Company, L.L.C. and TD Securities (USA) LLC. See the section titled “Underwriting” for a more complete description of these lock-up agreements. Sales of a substantial number of such shares upon expiration of these lock-up agreements or the restrictions in the Exchange Agreement, the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.
The trading price of our common stock could be highly volatile, and purchasers of the common stock could incur substantial losses.
Our stock price has been, and will likely continue to be volatile. The stock market in general and the market for stock of medical device and technology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above their purchase price. The market price for our common stock may be influenced by those factors discussed in this “Risk Factors” section and many others, including:
•actual or anticipated fluctuations in our operating results or future prospects;
•our announcements or our competitors’ announcements of new products and services;
•the public’s reaction to our press releases, our other public announcements and our filings with the Securities and Exchange Commission (the "SEC");
•strategic actions by us or our competitors, such as acquisitions or restructurings;
•new laws or regulations or new interpretations of existing laws or regulations applicable to our business;
•regulatory or other governmental actions, and actions taken in response to those actions;
•developments regarding our patents or proprietary rights or those of our competitors;
•our ability to raise additional capital as needed;
•changes in our capital structure, such as future issuances of securities or the incurrence of new or additional debt;
•the volume of trading of our common stock and the size of our public float;
•additions and departures of key personnel;
•concerns or allegations as to the safety or efficacy of our products and services;
•sales of stock by us or members of our management team, our board of directors or certain significant stockholders;
•changes in stock market analyst recommendations or earnings estimates regarding our stock, other comparable companies or our industry generally;
•changes in tariff policies and market perceptions of tariff related announcements; and
•changes in financial markets or general economic conditions.
In addition, in the past, stockholders have initiated class action lawsuits against technology companies following periods of volatility in the market prices of these companies’ stock. Such litigation could cause us to incur substantial costs and divert management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations.
We have been involved, and may become involved in the future, in disputes and other legal or regulatory proceedings that, if adversely decided or settled, could materially and adversely affect our business, financial condition and results of operations.
We have in the past been party to litigation, regulatory proceedings or other disputes and may be party to similar proceedings in the future. In general, claims made by or against us in disputes and other legal or regulatory proceedings can be expensive and time-consuming to bring or defend against, requiring us to expend significant resources and divert the efforts and attention of our management and other personnel from our business operations. These potential claims may include but are not limited to personal injury and class action lawsuits, intellectual property claims and regulatory investigations relating to the advertising and promotional claims about our products and services and employee claims against us based on, among other things, discrimination, harassment or wrongful termination. Any one of these claims, even those without merit, may divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. Any adverse determination against us in these proceedings, or even the allegations contained in the claims, regardless of whether they are ultimately found to be without merit, may also result in settlements, injunctions or damages that could have a material adverse effect on our business, financial condition and results of operations. For example, we have entered into settlement agreements to resolve two putative class action complaints previously filed against us in the U.S. District Court for the Central District of California in November 2021. While we expect insurance to cover a portion of the settlement amounts to resolve these actions, we anticipate that approximately $4.1 million of the settlement amounts will not be paid by insurers and that we will be required to pay that sum.
Any future lawsuits to which we may become a party are subject to inherent uncertainties and would likely be expensive and time-consuming to investigate, defend and resolve. Any litigation to which we are a party could result in an onerous or unfavorable judgment that may not be reversed upon appeal, or in payments of substantial monetary damages or fines, or we may decide to settle this or other lawsuits on similarly unfavorable terms, which could have a material adverse effect on our business, financial condition, results of operations or stock price.
Increases in tariffs, trade restrictions or taxes on our products could have an adverse impact on our operations.
The commerce we conduct in the international marketplace makes us subject to tariffs, trade restrictions and other taxes when the raw materials or components we purchase, and the products we ship, cross international borders. In particular, the U.S. has imposed increased tariffs on certain countries, focusing on those with which it has the largest trade deficits. Other countries have responded, and may continue to respond, by announcing retaliatory tariffs on U.S. imports. The tariffs have disrupted, and may continue to disrupt, the global markets and escalate tensions between the U.S. and other countries.
We source products primarily from Thailand and Vietnam. Increases in tariffs, trade restrictions, or taxes on our products could have an adverse impact on our operations. Our camera products are currently produced in Vietnam. As of the date of this prospectus supplement, imports from Vietnam are subject to a 20% tariff, with a higher 40% tariff in place for products deemed to have been “transshipped” from another country. Our Owlet sock and Duo products, primarily sourced from Thailand, are also subject a 19% tariff. To the extent these tariffs increase our costs of goods sold, it could materially adversely impact our profitability, results of operations and financial condition. To the extent we alter our pricing as a result of such tariffs, it could reduce demand for our products or make our products less competitive than those of our competitors whose inputs are not subject to these tariffs, thereby decreasing our revenues and adversely impacting our results of operations. Products we sell into certain foreign markets could also become subject to similar retaliatory tariffs, making the products we sell less competitive compared to similar products not subjected to such import tariffs. The broader macroeconomic impact of these tariffs could also pressure our business. Tariffs can contribute to inflation by increasing the cost of imported goods, which can erode consumer purchasing power and lead to less overall spending. In such an environment, demand for our products could decrease as consumers may prioritize other goods and services. Furthermore, any resulting shifts in U.S. monetary policy to combat inflation, such as interest rate hikes, could further constrain consumer spending.

Changes in U.S. trade policies, tariffs, taxes, export restrictions, or other trade barriers could have a material adverse effect on our business, results of operations, and financial condition. For example, the U.S. government has initiated, and may continue to initiate, investigations under Section 232 of the Trade Expansion Act of 1962, including investigations into imports of medical devices, which could lead to the imposition of substantially higher tariffs. Tariffs announced in 2025 have adversely impacted our cost of goods sold and gross margins, and any subsequent changes in U.S. trade policies, including the imposition of tariffs or restrictions on raw materials or components, may further limit our ability to produce products, increase our manufacturing costs, decrease our profit margins, reduce the competitiveness of our products, or inhibit our ability to sell products or purchase necessary raw materials or components.
Our preliminary financial results are based on information currently available to management and are subject to change.
The preliminary estimated financial results contained in “Prospectus Supplement Summary—Recent Developments—Preliminary Unaudited Third Quarter 2025 Financial Results” represents only preliminary financial results and is based on information available to management as of the date of this prospectus supplement. Our actual financial results as of, and for the three months ended September 30, 2025 are subject to the completion of our financial statements as of such date and for such period. Such actual financial results will not be available until after this offering is completed. Our actual financial results as of, and for the three months ended, September 30, 2025 may differ from the preliminary estimated financial results we have provided as a result of completion of our final adjustments, review by our independent registered public accountants and other developments arising between now and the time that our financial results for such period are finalized.
The preliminary estimated financial information included in this prospectus supplement has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP, our independent registered public accounting firm, has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the preliminary financial information. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. Complete results as of, and for the three months ended, September 30, 2025 will be included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025. See the other risks described in this section and “Note Regarding Forward-Looking Statements” for additional information regarding factors that could result in differences between these preliminary and the actual financial results we will report for the quarterly period ended September 30, 2025.

NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and involve a number of risks and uncertainties. All statements other than statements of historical facts contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in the sections entitled “Risk Factors” on page S-12 of this prospectus supplement and page 7 of the accompanying prospectus and under similar headings in the other documents incorporated by reference herein and therein. Some of the key factors that could cause actual results to differ from our expectations include, but are not limited to, the following:
•our limited operating history;
•our history of losses, including our ability to continue as a going concern;
•the fluctuations in our growth and any failure to manage our growth effectively;
•developments with regulatory agencies, including with respect to our current and future products that require marketing authorizations or certifications;
•the reliance of our products on mobile applications to function;
•a substantial portion of our sales comes through a limited number of retailers;
•our ability to obtain and maintain marketing authorizations or certifications from regulatory authorities or notified bodies for medical device products in the U.S. or foreign jurisdictions;
•our reliance on a single manufacturer for the assembly of our Smart Sock, Dream Sock and BabySat products and a single manufacturer for the assembly of our Owlet Cam;
•our dependence on our proprietary technology and our ability to obtain, maintain or successfully enforce our intellectual property rights;
•our business and operations may suffer in the event of IT system failures, cyberattacks or deficiencies in our cybersecurity;

•use of artificial intelligence technologies that may not be beneficial to our business;
•increases in tariffs, trade restrictions or taxes on our products could have an adverse impact on our operations;
•any legal or regulatory proceedings in which we become involved;
•the risk of product liability claims;
•risks associated with operating in international markets;
•our dependence on our reputation and brand;
•our ability to achieve and maintain market acceptance with current and future products;
•our ability to maintain adequate internal control over financial reporting and disclosure controls and procedures;
•whether we need to raise additional capital in the future in order to execute our strategic plan, and whether that funding is available on terms acceptable to us, or at all;
•our broad discretion over the use of proceeds from this offering; and
•the risks discussed in Part I, Item 1A, Risk Factors, included in our most recent Annual Report on Form 10-K and in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and those discussed in other documents we file from time to time with the SEC.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date of this prospectus supplement. You should not put undue reliance on any forward-looking statements. We assume no obligation to publicly update or revise any forward-looking statements because of new information, future events, changes in assumptions or otherwise, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $27.4 million, or $31.6 million if the underwriters exercise in full their option to purchase additional shares, in each case after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering to support continued commercialization and research and development, and for general corporate purposes. We may also use a portion of the net proceeds from this offering to acquire or invest in businesses, products and technologies that are complementary to our own, although we have no current plans, commitments or agreements with respect to any such acquisitions or investments as of the date of this prospectus supplement.
Our management will have broad discretion in the application of the net proceeds to us from this offering, including for any of the purposes described above. Pending the use of the net proceeds from this offering, we intend to invest the net proceeds in investment grade, interest bearing securities.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in our current or future financing instruments.

DILUTION
If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share of our common stock after this offering. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding.
Historical net tangible book value per share represents our total tangible assets less our total liabilities divided by the total number of shares of common stock outstanding. As of June 30, 2025, our net tangible book deficit was approximately $(45.5) million, or $(2.80) per share of common stock, based on 16,258,155 shares of common stock outstanding as of June 30, 2025. After giving effect to the issuance of 5,426,429 shares and the estimated associated reduction in common stock warrant liability as a result of the Warrant Exchange, our as adjusted net tangible book value as of June 30, 2025 was approximately $4.7 million, or $0.22 per share.
After giving further effect to the issuance and sale by us of shares of common stock in this offering at the public offering price of $7.15 per share, after deducting the underwriting discounts and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2025 would have been approximately $32.1 million, or approximately $1.24 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of approximately $1.02 per share to our existing stockholders and an immediate dilution of approximately $5.91 per share to the new investors participating in this offering.
The following table illustrates this dilution to the new investors purchasing shares of common stock in this offering on a per share basis:

Public offering price per share		$7.15
As adjusted net tangible book value per share at June 30, 2025	$0.22
Increase in as adjusted net tangible book value per share as of June 30, 2025 attributable to this offering	1.02
Pro forma as adjusted net tangible book value per share after this offering		1.24
Dilution per share to the new investors in this offering		$5.91
If the underwriters exercise in full their option to purchase 629,400 additional shares in full, our pro forma as further adjusted net tangible book value as of June 30, 2025 would increase to approximately $36.3 million, or approximately $1.37 per share, representing an immediate increase in as adjusted net tangible book value of $1.15 per share to our existing stockholders, and an immediate dilution of $5.78 per share to investors participating in this offering.
The foregoing table and calculations are based on 16,258,155 shares of our common stock outstanding as of June 30, 2025, after giving effect to the issuance of 5,426,429 shares in the Warrant Exchange and the estimated associated reduction in common stock warrant liability as a result of the Warrant Exchange, and excludes:
•2,872,668 shares of common stock issuable upon the conversion of shares of convertible preferred stock outstanding as of June 30, 2025;
•377,012 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2025, with a weighted-average exercise price of $18.49 per share;
•1,417,939 shares of common stock issuable upon vesting and settlement of restricted and performance stock units outstanding as of June 30, 2025;
•1,425,616 shares of common stock that were reserved for future issuance as of June 30, 2025 under the 2021 Plan, after giving effect to an increase of 375,000 shares approved by our stockholders in October 2025, in addition to any annual automatic increases in the number of shares of our common stock reserved for issuance under the 2021 Plan;

•396,133 shares of common stock that were reserved for future issuance as of June 30, 2025 under our ESPP, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under the ESPP;
•401,716 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2025, with a weighted-average exercise price of $4.67 per share (after giving effect to the Warrant Exchange); and
•1,292,856 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2025, with an exercise price of $161 per share.
To the extent that the shares described in the preceding bullets are issued, investors purchasing shares in this offering could experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our common stock. This description is summarized from, and qualified in its entirety by reference to, our second amended and restated certificate of incorporation, as amended (the “certificate of incorporation”), and amended and restated bylaws (the “bylaws”), each of which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”
General
Our certificate of incorporation authorizes capital stock consisting of:
•107,142,857 shares of common stock and
•10,741,071 shares of preferred stock, par value $0.0001 per share, 30,000 of which are designated as Series A Preferred Shares and 9,250 of which are designated as Series B Preferred Shares.
We have one class of securities registered under Section 12 of the Exchange Act, which is the common stock.
Common Stock
Voting Rights
Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the common stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.
Dividend Rights
Declaration and payment of any dividend is subject to the discretion of the Board if Directors of the Company (the "Board"). The time and amount of dividends will be dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Board may regard as relevant.
Liquidation, Dissolution and Winding Up
Upon our liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of preferred stock ranking senior to the shares of common stock upon such dissolution, liquidation or winding up, if any, our remaining net assets will be distributed to the holders of shares of common stock upon such dissolution, liquidation or winding up, pro rata on a per share basis.
Other Matters
Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption provisions or sinking fund provisions applicable to the common stock. The rights, powers, preferences and privileges of holders of the common stock are subject to those of the holders of any shares of our preferred stock currently outstanding or that the Board may authorize and issue in the future.
Preferred Stock
Under the terms of the certificate of incorporation, the Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL.

The purpose of authorizing the Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the common stock.
Series A Preferred Shares
As of June 30, 2025, 11,479 Series A Preferred Shares were outstanding, with a conversion rate of 145.7726 shares of common stock per Series A Preferred Share. Each Series A Preferred Share has the powers, designations, preferences and other rights as are set forth in the Series A Preferred Certificate of Designation.
Ranking and Dividends
The Series A Preferred Shares rank (i) equal to the Series B Preferred Shares and (ii) senior to the common stock with respect to dividend rights, rights of redemption and rights upon a liquidation event. The Series A Preferred Stock has a liquidation preference of $1,000.00 per share (the “Series A Liquidation Preference”). We have agreed not to declare, pay or set aside any dividends on shares of common stock unless the holders of the Series A Preferred Shares then outstanding first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the product of (i) the dividend payable on each share of common stock multiplied by (ii) the number of shares of common stock issuable upon conversion of a share of Series A Preferred Share to common stock thereunder, in each case calculated on the record date for determination of holders entitled to receive such dividend.
Conversion and Redemption
The Series A Preferred Stock is convertible into common stock at the option of the holder at any time subsequent to the Series A Closing Date. The number of shares issuable upon conversion is determined by the number of Series A Preferred Shares so converted multiplied by the Series A Conversion Rate. Cash will be paid in lieu of any fractional shares based on the closing market price of the common stock on the conversion date. The Series A Conversion Rate is subject to adjustment for customary anti-dilution protections, including for stock dividends, splits, and combinations, rights offerings, spin-offs, distributions of cash or other property (to the extent not participating on an as-converted basis) and above market self-tender or exchange offers. At any time from and after the five-year anniversary of the Series A Closing Date, the holders of at least a majority of the then-outstanding Series A Preferred Shares may specify a date and time or the occurrence of an event by vote or written consent that all, and not less than all, outstanding Series A Preferred Shares will automatically be: (i) converted into shares of common stock at the Series A Conversion Rate, (ii) subject to certain exceptions and limitations, redeemed for an amount per share of Series A Preferred Stock equal to the Series A Liquidation Preference plus all accrued or declared but unpaid dividends as of the redemption date and time or (iii) a combination of the foregoing; provided that in the case of a Mandatory Redemption (as defined in the Series A Preferred Certificate of Designation), the holders of the Series A Preferred Stock shall have the right to convert all or any portion of the Series A Preferred Stock to common stock before such redemption pursuant to the terms of the Series A Preferred Certificate of Designation
. Subject to certain exceptions, upon the occurrence of a fundamental change, voluntary or involuntary liquidation, dissolution or winding-up of the Company, we will be required to pay an amount per share of Series A Preferred Stock equal to the greater of (i) $1,000.00 per share or (ii) the consideration per share of Series A Preferred Stock as would have been payable had all Series A Preferred Shares been converted to common stock immediately prior to the liquidation event, plus, in each case, the aggregate amount of all declared but unpaid dividends thereon to the date of final distribution to the holders of Series A Preferred Stock.

Voting and Consent Rights
Pursuant to the Series A Preferred Certificate of Designation, holders of Series A Preferred Shares are entitled to vote on an as-converted basis with the common stock at any annual or special meeting of our stockholders, and not as a separate class, except as required by Delaware law. Additionally, for so long as any Series A Preferred Shares remain outstanding, we will be prohibited, without the consent of the holders of at least a majority of the Series A Preferred Shares, from taking various corporate actions, including:
•creating, authorizing or issuing any additional Series A Preferred Shares or shares which rank senior to or on parity with the Series A Preferred Shares;
•amending, waiving or repealing the rights, preferences or privileges of the Series A Preferred Shares;
•increasing or decreasing (other than by conversion or redemption in accordance with the terms of the Series A Preferred Certificate of Designation) the authorized number of Series A Preferred Shares;
•exchanging, reclassifying or canceling the Series A Preferred Shares (except as contemplated by the Series A Preferred Certificate of Designation);
•declaring or paying any dividend on, or making any distribution to, or repurchasing any shares of common stock or other securities that rank junior to the Series A Preferred Shares, subject to certain exceptions;
•incurring any indebtedness other than Permitted Indebtedness (as defined in the Series A Preferred Certificate of Designation); and
•creating, adopting, amending, terminating or repealing any equity (or equity-linked) compensation or incentive plan or increase the amount or number of equity securities reserved for issuance thereunder if the New York Stock Exchange ("NYSE") would require stockholder approval of such action; provided that our 2021 Plan and any automatic annual increases pursuant to the 2021 Plan shall not require approval.
Series B Preferred Shares
As of June 30, 2025, 9,250 Series B Preferred Shares were outstanding, with a conversion rate of 129.6596 shares of common stock per Series B Preferred Share. Each Series B Preferred Share has the powers, designations, preferences and other rights as are set forth in the Series B Preferred Certificate of Designation.
Ranking and Dividends
The Series B Preferred Stock ranks, with respect to dividend rights, rights of redemption and rights upon a liquidation event, (i) equal to the Series A Preferred Shares and (ii) senior to the common stock. The Series B Preferred Stock has a liquidation preference of $1,000.00 per share (the “Series B Liquidation Preference”). We have agreed not to declare, pay or set aside any dividends on shares of common stock unless the holders of the Series B Preferred Shares then outstanding first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Share in an amount at least equal to the product of (i) the dividend payable on each share of common stock multiplied by (ii) the number of shares of common stock issuable upon conversion of a share of Series B Preferred Share to common stock thereunder, in each case calculated on the record date for determination of holders entitled to receive such dividend.
Conversion and Redemption
The Series B Preferred Stock is convertible into common stock at the option of the holder at any time subsequent to the Series B Closing Date. The number of shares issuable upon conversion is determined by the number of Series B Preferred Shares so converted multiplied by the Series B Conversion Rate. Cash will be paid in lieu of any fractional shares based on the closing market price of the common stock on the conversion date. The Series B Conversion Rate is subject to adjustment for customary anti-dilution protections, including for stock dividends, splits, and combinations, rights offerings, spin-offs, distributions of cash or other property (to the extent not participating on an as-converted basis) and above market self-tender or exchange offers. At any time from and after the five-year anniversary of the Series B Closing Date, the holders of at least a majority of the then-outstanding Series B Preferred Shares may specify a date and time or the occurrence of an event by vote or written consent that all, and not less than all, outstanding Series B Preferred Shares will automatically be: (i) converted into shares of common stock at the Series B Conversion Rate, (ii) subject to certain exceptions and limitations, redeemed for an amount per share of Series B Preferred Stock equal to the Series B Liquidation Preference plus all accrued or declared but unpaid dividends as of the redemption date and time or (iii) a combination of the foregoing; provided that in the case of a Mandatory Redemption (as defined in the Series B Preferred Certificate of Designation), the holders of the Series B Preferred Stock being called for redemption shall have the right to convert all or any portion of such Series B Preferred Stock to common stock before such redemption pursuant to the terms of the Series B Preferred Certificate of Designation. Subject to certain exceptions, upon the occurrence of a fundamental change, voluntary or involuntary liquidation, dissolution or winding-up of the Company, we will be required to pay an amount per share of Series B Preferred Stock equal to the greater of (i) $1,000.00 per share or (ii) the consideration per share of Series B Preferred Stock as would have been payable had all Series B Preferred Shares been converted to common stock immediately prior to the liquidation event, plus, in each case, the aggregate amount of all declared but unpaid dividends thereon to the date of final distribution to the holders of Series B Preferred Stock.
The Series B Preferred Certificate of Designation includes certain provisions that prevent Eclipse (as defined below) from converting its Series B Preferred Shares to the extent such action would result in Eclipse beneficially owning in excess of 48.9% of our outstanding common stock or Total Voting Power (as defined in the Series B Preferred Certificate of Designation) (the “Individual Holder Share Cap”), provided that such Individual Holder Share Cap is subject to removal at Eclipse’s sole discretion upon written notice to us, provided that any increase or removal of such Individual Holder Share Cap will not be effective before the sixty-first (61st) day after such written notice.
Voting and Consent Rights
Pursuant to the Series B Preferred Certificate of Designation, holders of Series B Preferred Shares are entitled to vote on an as-converted basis with the common stock at any annual or special meeting of our stockholders, and not as a separate class, except as required by Delaware law. Additionally, for so long as any Series B Preferred Shares remain outstanding, we will be prohibited, without the consent of the holders of at least a majority of the Series B Preferred Shares, from taking various corporate actions, including:
•creating, authorizing or issuing any additional Series B Preferred Shares or shares which rank senior to or on parity with the Series B Preferred Shares;
•amending, waiving or repealing the rights, preferences or privileges of the Series B Preferred Shares;
•increasing or decreasing (other than by conversion or redemption in accordance with the terms of the Series B Preferred Certificate of Designation) the authorized number of Series B Preferred Shares;
•exchanging, reclassifying or canceling the Series B Preferred Shares (except as contemplated by the Series B Preferred Certificate of Designation);
•declaring or paying any dividend on, or making any distribution to, or repurchasing any shares of common stock or other securities that rank junior to the Series B Preferred Shares, subject to certain exceptions;
•incurring any indebtedness other than Permitted Indebtedness (as defined in the Series B Preferred Certificate of Designation); and
•creating, adopting, amending, terminating or repealing any equity (or equity-linked) compensation or incentive plan or increase the amount or number of equity securities reserved for issuance thereunder if the NYSE would require stockholder approval of such action; provided that the 2021 Plan and any automatic annual increases pursuant to the 2021 Plan shall not require approval.

Election of Directors and Vacancies
The number of directors of the Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. The Board is divided into three classes, designated Class I, II and III, and each class of directors will be elected by our stockholders every three years. The Amended and Restated Stockholders Agreement, dated as of February 17, 2023 (the “Stockholders Agreement”), by and the Company, Eclipse Ventures Fund I, L.P., Eclipse Continuity Fund I, L.P. and Eclipse Early Growth Fund I (collectively, “Eclipse”) also provides that (i) until such time as Eclipse beneficially owns less than 20.0% of the total voting power entitled to elect directors, Eclipse shall be entitled to nominate two individuals (the “Eclipse Directors” and each, an “Eclipse Director”) and (b) from such time that Eclipse beneficially owns less than 20.0% of the total voting power entitled to elect directors and until Eclipse beneficially owns less than 10.0% of the total voting power entitled to elect directors, Eclipse will be entitled to nominate one Eclipse Director and, we will include the nominee selected by Eclipse as a director nominee in our proxy statement for our annual meeting each time directors from the class to which such nominee is assigned are up for election and take all Necessary Action (as defined in the Stockholders Agreement) to cause such nominee to be elected.
Under the bylaws, except as otherwise provided by the certificate of incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast will be sufficient to elect a director.
Except as the DGCL or the Stockholders Agreement may otherwise require and subject to the rights, if any, of the holders of any series of preferred stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.
Subject to the Stockholders Agreement and the rights, if any, of any series of preferred stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock entitled to vote at an election of directors.
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by us, subject, nevertheless, to the provisions of the DGCL, our certificate of incorporation and to any bylaws adopted and in effect from time to time.
Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of preferred stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designation related to the preferred stock.
Quorum
The holders of a majority in voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by our certificate of incorporation or the bylaws. If, however, a quorum is not present or represented at any meeting of the stockholders, then (i) the person presiding over the meeting or (ii) the holders of a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting (unless the adjournment is for more than 30 days), until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Except as otherwise provided by the certificate of incorporation, the bylaws, the rules or regulations of any stock exchange applicable to us, or applicable law or pursuant to any regulation applicable to us or our securities, each matter, other than the election of directors, presented to the stockholders at a duly called or convened meeting at which a quorum is present will be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as our common stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock and certain other issuances specified in the rules of NYSE. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us.
Anti-takeover Effects of Our Certificate of Incorporation and Bylaws
Our certificate of incorporation and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.
Classified Board of Directors
As indicated above, our certificate of incorporation provides that the Board is divided into three classes of directors, with each class of directors being elected by our stockholders every three years. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of preferred stock, special meetings of our stockholders, for any purpose or purposes, may be called only by or at the direction of (i) a majority of the Board, (ii) the chairperson of the Board, (iii) the Chief Executive Officer or (iv) the President. Unless otherwise required by law, the certificate of incorporation, or the bylaws, written notice of a special meeting of stockholders, stating the date, time, place, if any, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than 10 or more than 60 days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The certificate of incorporation provides that the holders of our common stock are not permitted to act by written consent.
In addition, our bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting given by or at the direction of the Board or otherwise brought before the meeting by or at the direction of the Board, or by a stockholder who is present in person at the meeting, who was also a record owner of our shares both at the time of giving the notice provided for in the bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting and otherwise complied with the requirements in the bylaws.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if such actions are favored by the holders of a majority of our outstanding voting securities.
Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of the holders of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation is required to approve such amendment, unless a corporation’s certificate of incorporation requires a greater percentage. Under the DGCL, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve amendments to a corporation’s bylaws, unless a corporation’s certificate of incorporation or bylaws requires a greater percentage.
Our certificate of incorporation provides that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class:
•the provisions regarding Owlet’s preferred stock;
•the provisions regarding the size, classification, appointment, removal and authority of the Board;
•the provisions regarding the Board’s and the stockholders’ ability to amend the bylaws;
•the provisions generally prohibiting stockholder actions without a meeting;
•the provisions regarding calling special meetings of stockholders;
•the provisions regarding our ability to indemnify and advance expenses for our current and former officers, directors, employees and agents and any person who is or was serving at the request of us a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; and
•the provisions regarding the limited liability of directors of Owlet.
Our bylaws may be adopted, amended or repealed (A) by the Board or (B) in addition to any vote of the holders of any class or series of our stock required by applicable law or by the certificate of incorporation (including any certificate of designation in respect of one or more series of preferred stock) or the bylaws, by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of our voting stock entitled to vote generally in an election of directors.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that a corporation will not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:
1.prior to such time the Board of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

2.upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exclusions); or
3.at or subsequent to such time the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.
Generally, a “business combination” includes, among other things, a merger or consolidation with the interested stockholder, certain asset or stock sales to the interested stockholder and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person.
Since we have not opted out of Section 203 of the DGCL, it applies to Owlet. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with Owlet for a three-year period. This provision may encourage companies interested in acquiring Owlet to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Limitations on Liability and Indemnification of Officers and Directors
Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by the Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the State of Delaware, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of Owlet. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 30 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Our certificate of incorporation limits the liability of our officers to the fullest extent permitted by the DGCL, protecting them from personal liability to our stockholders for monetary damages arising from any breach of their fiduciary duties as officers to the fullest extent permitted by law.
Exclusive Jurisdiction of Certain Actions
Our bylaws require, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, that derivative actions brought on our behalf, actions against any director, officer or stockholder of Owlet for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, and actions asserting a claim against us governed by the internal affairs doctrine may be brought only in the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the foregoing and having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in such action as agent for such stockholder. Although we believe this provision benefits Owlet by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Section 22 of the Securities Act of 1933, as amended (the “Securities Act”), creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our bylaws require that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act and, if brought in a court other than the federal district courts of the United States of America, the stockholder bringing the suit will be deemed to have consented to the personal jurisdiction of the federal district courts of the United States of America in connection with any action brought in any such court to enforce the foregoing and having service of process made upon such stockholder’s counsel in such action as agent for such stockholder. However, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder.
The foregoing provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
Transfer Agent
The transfer agent for common stock is Continental Stock Transfer & Trust Company.
Trading Symbol and Market
Our common stock is listed on NYSE under the symbol “OWLT.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the "IRS"), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.
This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and any alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•U.S. expatriates and former citizens or long-term residents of the United States;
•persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•banks, insurance companies and other financial institutions;
•brokers, dealers or traders in securities;
•“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;
•partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•tax-exempt organizations or governmental organizations;
•persons deemed to sell our common stock under the constructive sale provisions of the Code;
•persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•tax-qualified retirement plans; and
•“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.
If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the entity and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR

COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.
Distributions
We do not anticipate paying any cash dividends in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “-Sale or Other Taxable Disposition.”
Subject to the discussion below regarding effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable tax treaties.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition
A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:
•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
•the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•our common stock constitutes a U.S. real property interest, or a USRPI, by reason of our status as a U.S. real property holding corporation, or a USRPHC, for U.S. federal income tax purposes.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, which gain may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our common stock will not be subject to backup withholding, provided the Non-U.S. Holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING
Subject to the terms and conditions stated in an underwriting agreement between us and William Blair & Company, L.L.C. and TD Securities (USA) LLC, as representatives of the underwriters in this offering, the underwriters have agreed severally and not jointly to purchase, and we have agreed to sell to that underwriter, the number of shares of common stock set forth opposite that underwriter’s name in the following table:

Underwriters	Number of Shares to be Purchased
William Blair & Company, L.L.C.	2,194,508
TD Securities (USA) LLC	1,670,008
Craig-Hallum Capital Group LLC	331,484
Total	4,196,000
The underwriting agreement provides that the obligations of the underwriters, severally and not jointly, to purchase the shares included in this offering, are subject to approval of legal matters by counsel and to other customary conditions. The underwriters have reserved the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all the shares if they purchase any of the shares. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the shares may be terminated.
Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $0.27885 per share. If all the shares are not sold at the offering price, the underwriters may change the offering price and the other selling terms.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 629,400 additional shares of common stock at the public offering price less the underwriting discount, solely to cover over-allotments, if any. The option granted by us is equivalent to 15% of the offering size. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.
We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.
The following table shows the per share and total public offering price and the underwriting discount and proceeds before expenses to us with respect to this offering of shares of common stock. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase up to an additional 629,400 shares of common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$7.15	$30,001,400.00	$34,501,610.00
Underwriting discount to be paid by us with respect to this offering	$0.46475	$1,950,091.00	$2,242,604.65
Proceeds, before expenses, to us	$6.68525	$28,051,309.00	$32,259,005.35

We have agreed to reimburse the underwriters for certain of the underwriters’ reasonable and accountable out-of-pocket expenses relating to the offering, including up to $150,000 for the fees and expenses of the underwriters’ outside legal counsel. In addition, the underwriters have agreed to reimburse us for certain expenses incurred by us in connection with this offering upon the closing of this offering.
We estimate that our total expenses of the offering, excluding underwriting discounts, will be approximately $700,000.
No Sales of Similar Securities
We and our executive officers and directors have agreed not to sell or transfer any common stock or any other class of our securities, or securities convertible into, exercisable for, or exchangeable for common stock or any other class of our securities (the “Lockup Securities”), for 90 days after the date of this prospectus supplement without first obtaining the written consent of William Blair & Company, L.L.C. and TD Securities (USA) LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:
▪offer, sell, pledge, hypothecate, or contract to sell any Lockup Securities,
▪sell any option or contract to purchase any Lockup Securities,
▪purchase any option or contract to sell any Lockup Securities,
▪grant any option, right, or warrant to purchase any Lockup Securities,
▪lend or otherwise transfer or dispose of any Lockup Securities,
▪cause to be filed a registration statement related to the Lockup Securities,
▪enter into any hedging, swap, loan or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lockup Securities, whether any such hedging, swap, loan or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise, or
▪publicly disclose the intention to do any of the foregoing;
provided, however, that the foregoing restrictions shall not apply to the filing of a registration statement pursuant to the Exchange Agreement, concurrently with or following the filing of the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2025 with the SEC.
This lock-up provision applies to the Lockup Securities owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.
NYSE Listing
The common stock is listed on the NYSE under the symbol “OWLT.”
Price Stabilization, Short Positions
Until the distribution of the shares is completed, SEC rules may limit the underwriters from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix, or maintain that price.
In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales, and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option.
The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market, or otherwise.
Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
In connection with the offering, the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.
Other Relationships
The underwriters and certain of their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Sales Outside the United States
European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares of common stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
(b)to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer;

(c)in any other circumstances falling within Article 1(4) of the Prospectus Regulation;
provided that no such offer of shares of common stock shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
Each person in a Relevant State who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged, and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.
In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged, and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
The Company, the representatives, and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements, and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
The above selling restriction is in addition to any other selling restrictions set out below.
In connection with the offering, the underwriters are not acting for anyone other than the Company and will not be responsible to anyone other than the Company for providing the protections afforded to their clients nor for providing advice in relation to the offering.
Notice to Prospective Investors in the United Kingdom
No shares of common stock have been offered or will be offered pursuant to the offering to the United Kingdom (the “UK”) prior to the publication of a prospectus in relation to the shares of common stock which (i) has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the Financial Services and Markets Act 2000 (the “FSMA”), except that offers of shares may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:
(a)to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;
(b)to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer;
(c)in any other circumstances falling within Section 86 of the FSMA;
provided that no such offer of shares of common stock shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
Each person in the UK who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged, and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.
The Company, the representatives, and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements, and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law in the UK by virtue of the European Union (Withdrawal) Act 2018.
In connection with the offering, the underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.
This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the UK, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
Notice to Prospective Investors in Switzerland
The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares of common stock has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares of common stock.
Notice to Prospective Investors in Japan
The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations, and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Canada
The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.
The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS
Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the common stock offered hereby on behalf of Owlet, Inc. The validity of the issuance of the common stock offered by this prospectus supplement will be passed upon for us by Potter Anderson & Corroon LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Goodwin Procter LLP, New York, New York.
EXPERTS
The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the shares of common stock we are offering under this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus supplement, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Whenever a reference is made in this prospectus supplement to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated herein by reference for a copy of such contract, agreement or other document.
We are currently subject to the reporting requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to you on the SEC’s website at www.sec.gov and in the “Investor” section of our website at www.owletcare.com. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement or the accompanying prospectus.

INCORPORATION BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus modifies or replaces that statement.
We incorporate by reference the following information or documents that we have filed with the SEC:
•our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 11, 2025, and the information included in Part III of Amendment No. 1 thereto on Form 10-K/A, filed with the SEC on April 30, 2025;
•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, filed with the SEC on May 8, 2025 and August 8, 2025, respectively;
•our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on June 16, 2025, August 7, 2025, August 7, 2025 (only with respect to Item 5.02), August 13, 2025, September 24, 2025, October 6, 2025 and October 14, 2025; and
•the description of our common stock contained in the registration statement on Form 8-A, filed with the SEC on September 14, 2020, as updated by Exhibit 4.7 to our Annual Report on Form 10-K for the year ended December 31, 2024, any amendment or report filed with the SEC for the purpose of updating such description, and the section of this prospectus supplement titled “Description of Capital Stock.”
We are also incorporating by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the completion of this offering contemplated hereby, but excluding any information furnished to, rather than filed with, the SEC.
You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing or telephoning us at the following address:
Owlet, Inc.
2940 West Maple Loop Drive, Suite 203
Lehi, Utah 84048
(844) 334-5330
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement.

PROSPECTUS
Owlet, Inc.
$100,000,000
Class A Common Stock
Preferred Stock
Warrants
Purchase Contracts
Units

We may offer and sell up to $100,000,000 in the aggregate of the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.
Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.
Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities pursuant to this prospectus with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.
We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.
INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 7 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN OR THEREIN CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.
Our Class A common stock, par value $0.0001 per share (“common stock”), is listed on the New York Stock Exchange under the symbol “OWLT.” On August 13, 2024, the last reported sale price of our common stock on the New York Stock Exchange was $5.04 per share.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is            , 2024.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings up to a total dollar amount of $100.0 million as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”
We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are obtained by us or based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
When we refer to “Owlet,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Owlet, Inc., a Delaware corporation, and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities. When we refer to “common stock,” we mean our Class A common stock.
Owlet, Smart Sock, Dream Sock and Owlet Cam are some of our trademarks used in this prospectus and the documents incorporated herein by reference. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties concerning our business, products and financial results. All statements other than statements of historical facts contained in this prospectus, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include, but are not limited to, the following:
•we have a limited operating history;
•we have not been profitable to date, and operating losses could continue, which could materially and adversely affect our business, financial condition and results of operations, including our ability to continue as a going concern;
•we have experienced fluctuations in the growth of our business and anticipate this will continue. If we fail to manage our growth effectively, our business could be materially and adversely affected;
•if any governmental authority or notified body were to require marketing authorization or similar certification for any product that we sell for which we have not obtained such marketing authorization or certification, we could be subject to regulatory enforcement action and/or required to cease selling or recall the product pending receipt of marketing authorization or similar certification from such other governmental authority or notified body, which can be a lengthy and time-consuming process, harm financial results and have long-term negative effects on our operations;
•our products rely on mobile applications to function and we rely on Apple’s App Store and the Google Play Store for distribution of our mobile applications;
•a substantial portion of our sales comes through a limited number of retailers;
•we are required to obtain and maintain marketing authorizations or certifications from the FDA, foreign regulatory authorities or notified bodies for medical device products in the U.S. or in foreign jurisdictions, which can be a lengthy and time-consuming process, and a failure to do so on a timely basis, or at all, could severely harm our business;
•we currently rely on a single manufacturer for the assembly of our Smart Sock and Dream Sock products and a single manufacturer for the assembly of our Owlet Cam;
•if we are unable to obtain key materials and components from sole or limited source suppliers, we will not be able to deliver our products to customers;

•our success depends in part on our proprietary technology, and if we are unable to obtain, maintain or successfully enforce our intellectual property rights, the commercial value of our products and services will be adversely affected, our competitive position may be harmed and we may be unable to operate our business profitably;
•our business and operations may suffer in the event of IT system failures, cyberattacks or deficiencies in our cybersecurity;
•we are involved, and may become involved in the future, in disputes and other legal or regulatory proceedings that, if adversely decided or settled, could materially and adversely affect our business, financial condition and results of operations;
•we face the risk of product liability claims and the amount of insurance coverage held now or in the future may not be adequate to cover all liabilities we might incur;
•operations in international markets will expose us to additional business, political, regulatory, operational, financial and economic risks;
•our success depends substantially on our reputation and brand;
•some of our products and services are in development or have been recently introduced into the market and may not achieve market acceptance, which could limit our growth and adversely affect our business, financial condition and results of operations;
•we have identified material weaknesses in our internal control over financial reporting and we may identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, which may result in material misstatements of our consolidated financial statements, cause us to fail to meet our periodic reporting obligations or cause our access to the capital markets to be impaired;
•our failure to meet the New York Stock Exchange’s continued listing requirements could result in a delisting of our common stock;
•we may need to raise additional capital in the future in order to execute our strategic plan, which may not be available on terms acceptable to us, or at all; and
•the risks discussed in Part I, Item 1A, Risk Factors, included in our most recent Annual Report on Form 10-K and in any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and those discussed in other documents we file from time to time with the SEC.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date of this prospectus. You should not put undue reliance on any forward-looking statements. We assume no obligation to publicly update or revise any forward-looking statements because of new information, future events, changes in assumptions or otherwise, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our web site address is http://www.owletcare.com. The information on our website, however, is not, and should not be deemed to be, a part of, or incorporated by reference into, this prospectus.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 8, 2024, and the information included in Part III of Amendment No. 1 thereto on Form 10-K/A, filed with the SEC on April 29, 2024.
•Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the SEC on May 13, 2024 and August 14, 2024, respectively.
•Our Current Reports on Form 8-K filed with the SEC on February 26, 2024 (only with respect to Items 1.01, 3.02, 3.03, 5.03 and 5.07), March 4, 2024, June 18, 2024 and July 9, 2024 (only with respect to Item 5.02).
•The description of our common stock contained in the registration statement on Form 8-A, filed with the SEC on September 14, 2020, as updated by Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2023 and any amendment or report filed with the SEC for the purpose of updating such description.
All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such reports and other documents filed with the SEC after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:
Owlet, Inc.
3300 North Ashton Boulevard, Suite 300
Lehi, Utah 84043
(844) 334-5330
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY
Overview
Our mission is to empower parents with the right information at the right time, to give them more peace of mind and to help them find more joy in the journey of parenting. Owlet’s digital health infant monitoring platform is transforming this journey. We offer FDA-authorized medical and consumer pediatric wearables and an integrated HD visual and audio camera that provide real-time data and insights to parents who safeguard health, optimize wellness, and ensure peaceful sleep for their children.
Since 2012, over 2 million parents worldwide have used Owlet’s platform contributing to one of the largest collections of consumer infant health and sleep data. We continue to develop software and digital data solutions to bridge the current healthcare gap between hospital and home and bring new insights to parents and caregivers globally. We believe that every child deserves to live a long, happy, and healthy life. We believe that our ecosystem of digital parenting solutions can help in this mission by delivering real-time health insights with medical-grade accuracy and unprecedented advancements for at-home infant care.
Corporate Information
The registrant was initially incorporated in the State of Delaware on June 23, 2020 under the name Sandbridge Acquisition Corporation. Upon the closing of the business combination on July 15, 2021, we changed our name to Owlet, Inc. Our principal executive offices are located at 3300 North Ashton Boulevard, Suite 300, Lehi, Utah 84043 and our telephone number is (844) 334-5330.

RISK FACTORS
Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. Before deciding whether to invest in our securities, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section entitled “Cautionary Note Regarding Forward-Looking Statements” included in our most recent Annual Report on Form 10-K and any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. When determining whether to invest, you should also refer to the other information contained or incorporated in this prospectus and in the applicable prospectus supplement and any applicable free writing prospectus.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our restated certificate of incorporation and amended and restated bylaws, each of which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”
General
The following description summarizes some of the terms of our second amended and restated certificate of incorporation (the “certificate of incorporation”), our amended and restated bylaws (the “bylaws”), the Certificate of Designation of Series A Convertible Preferred Stock of Owlet, Inc. filed with the Delaware Secretary of State on February 17, 2023 (the “Series A Preferred Certificate of Designation”), the Certificate of Designation of Series B Convertible Preferred Stock of Owlet, Inc. filed with the Delaware Secretary of State on February 29, 2024 (the “Series B Preferred Certificate of Designation”) and the General Corporation Law of the State of Delaware (the “DGCL”). This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, bylaws, the Series A Preferred Certificate of Designation and the Series B Preferred Certificate of Designation, each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL.
Our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Our authorized capital stock consists of 107,142,857 shares of Class A common stock, par value $0.0001 per share (“common stock”), and 10,741,071 shares of preferred stock, par value $0.0001 per share, 30,000 of which are designated as Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”) and 9,250 of which are designated as Series B Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”). Unless our board of directors (the “Board”) determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Common Stock
Voting Rights
Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by our certificate of incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented.
Dividend Rights
Declaration and payment of any dividend is subject to the discretion of the Board. The time and amount of dividends will be dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Board may regard as relevant.
Liquidation, Dissolution and Winding Up
Upon our liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of preferred stock ranking senior to the shares of common stock upon such dissolution, liquidation or winding up, if any, our remaining net assets will be distributed to the holders of shares of common stock upon such dissolution, liquidation or winding up, pro rata on a per share basis.
Other Matters
Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption provisions or sinking fund provisions applicable to the common stock. The rights, powers, preferences and privileges of holders of the common stock are subject to those of the holders of any shares of our preferred stock that the Board may authorize and issue in the future.
Preferred Stock
Under the terms of our certificate of incorporation, the Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL.
The purpose of authorizing the Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the common stock.
Series A Preferred Stock
On February 17, 2023 (the “Series A Closing Date”), we issued an aggregate of 30,000 shares of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Shares”). As of the date of this prospectus, the conversion rate is 145.7726 shares of common stock per Series A Preferred Share (the “Series A Conversion Rate”). Each Series A Preferred Share has the powers, designations, preferences and other rights as are set forth in the Series A Preferred Certificate of Designation.
Ranking and Dividends
The Series A Preferred Shares rank (i) equal to the Series B Preferred Shares and (ii) senior to the common stock with respect to dividend rights, rights of redemption and rights upon a liquidation event. The Series A Preferred Stock has a liquidation preference of $1,000.00 per share (the “Series A Liquidation Preference”). We have agreed not to declare, pay or set aside any dividends on shares of common stock unless the holders of the Series A Preferred Shares then outstanding first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the product of (i) the dividend payable on each share of common stock multiplied by (ii) the number of shares of common stock issuable upon conversion of a share of Series A Preferred Share to common stock thereunder, in each case calculated on the record date for determination of holders entitled to receive such dividend.
Conversion and Redemption
The Series A Preferred Stock is convertible into common stock at the option of the holder at any time subsequent to the Series A Closing Date. The number of shares issuable upon conversion is determined by the number of Series A Preferred Shares so converted multiplied by the Series A Conversion Rate. Cash will be paid in lieu of any fractional shares based on the closing market price of the common stock on the conversion date. The Series A Conversion Rate is subject to adjustment for customary anti-dilution protections, including for stock dividends, splits, and combinations, rights offerings, spin-offs, distributions of cash or other property (to the extent not participating on an as-converted basis) and above market self-tender or exchange offers. At any time from and after the five-year anniversary of the Series A Closing Date, the holders of at least a majority of the then-outstanding Series A Preferred Shares may specify a date and time or the occurrence of an event by vote or written consent that all, and not less than all, outstanding Series A Preferred Shares will automatically be: (i) converted into shares of common stock at the Series A Conversion Rate, (ii) subject to certain exceptions and limitations, redeemed for an amount per share of Series A Preferred Stock equal to the Series A Liquidation Preference plus all accrued or declared but unpaid dividends as of the redemption date and time or (iii) a combination of the foregoing. Subject to certain exceptions, upon the occurrence of a fundamental change, voluntary or involuntary liquidation, dissolution or winding-up of the Company, we will be required to pay an amount per share of Series A Preferred Stock equal to the greater of (i) $1,000.00 per share or (ii) the consideration per share of Series A Preferred Stock as would have been payable had all Series A Preferred Shares been converted to common stock immediately prior to the liquidation event, plus, in each case, the aggregate amount of all declared but unpaid dividends thereon to the date of final distribution to the holders of Series A Preferred Stock.
Voting and Consent Rights
Pursuant to the Series A Preferred Certificate of Designation, holders of Series A Preferred Shares are entitled to vote on an as-converted basis with the common stock at any annual or special meeting of our stockholders, and not as a separate class, except as required by Delaware law. Additionally, for so long as any Series A Preferred Shares remain outstanding, we will be prohibited, without the consent of the holders of at least a majority of the Series A Preferred Shares, from taking various corporate actions, including:
•creating, authorizing or issuing any additional Series A Preferred Shares or shares which rank senior to or on parity with the Series A Preferred Shares;
•amending, waiving or repealing the rights, preferences or privileges of the Series A Preferred Shares;
•increasing or decreasing the authorized number of Series A Preferred Shares;
•exchanging, reclassifying or canceling the Series A Preferred Shares (except as contemplated by the Series A Preferred Certificate of Designation);
•declaring or paying any dividend on, or making any distribution to, or repurchasing any shares of common stock or other securities that rank junior to the Series A Preferred Shares, subject to certain exceptions;
•incurring any indebtedness other than Permitted Indebtedness (as defined in the Series A Preferred Certificate of Designation); and
•creating, adopting, amending, terminating or repealing any equity (or equity-linked) compensation or incentive plan or increase the amount or number of equity securities reserved for issuance thereunder if the New York Stock Exchange would require stockholder approval of such action; provided that our 2021 Incentive Award Plan (the “2021 Plan”) and any automatic annual increases pursuant to the 2021 Plan shall not require approval.
Series B Preferred Stock
On February 29, 2024 (the “Series B Closing Date”), we issued an aggregate of 9,250 shares of Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Shares”). As of the date of this prospectus, the conversion rate is 129.6596 shares of common stock per Series B Preferred Share (the “Series B Conversion Rate”). Each Series B Preferred Share has the powers, designations, preferences and other rights as are set forth in the Series B Preferred Certificate of Designation.
Ranking and Dividends
The Series B Preferred Stock ranks, with respect to dividend rights, rights of redemption and rights upon a liquidation event, (i) equal to the Series A Preferred Shares and (ii) senior to the common stock. The Series B Preferred Stock has a liquidation preference of $1,000.00 per share (the “Series B Liquidation Preference”). We have agreed not to declare, pay or set aside any dividends on shares of common stock unless the holders of the

Series B Preferred Shares then outstanding first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Share in an amount at least equal to the product of (i) the dividend payable on each share of common stock multiplied by (ii) the number of shares of common stock issuable upon conversion of a share of Series B Preferred Share to common stock thereunder, in each case calculated on the record date for determination of holders entitled to receive such dividend.
Conversion and Redemption
The Series B Preferred Stock is convertible into common stock at the option of the holder at any time subsequent to the Series B Closing Date. The number of shares issuable upon conversion is determined by the number of Series B Preferred Shares so converted multiplied by the Series B Conversion Rate. Cash will be paid in lieu of any fractional shares based on the closing market price of the common stock on the conversion date. The Series B Conversion Rate is subject to adjustment for customary anti-dilution protections, including for stock dividends, splits, and combinations, rights offerings, spin-offs, distributions of cash or other property (to the extent not participating on an as-converted basis) and above market self-tender or exchange offers. At any time from and after the five-year anniversary of the Series B Closing Date, the holders of at least a majority of the then-outstanding Series B Preferred Shares may specify a date and time or the occurrence of an event by vote or written consent that all, and not less than all, outstanding Series B Preferred Shares will automatically be: (i) converted into shares of common stock at the Series B Conversion Rate, (ii) subject to certain exceptions and limitations, redeemed for an amount per share of Series B Preferred Stock equal to the Series B Liquidation Preference plus all accrued or declared but unpaid dividends as of the redemption date and time or (iii) a combination of the foregoing. Subject to certain exceptions, upon the occurrence of a fundamental change, voluntary or involuntary liquidation, dissolution or winding-up of the Company, we will be required to pay an amount per share of Series B Preferred Stock equal to the greater of (i) $1,000.00 per share or (ii) the consideration per share of Series B Preferred Stock as would have been payable had all Series B Preferred Shares been converted to common stock immediately prior to the liquidation event, plus, in each case, the aggregate amount of all declared but unpaid dividends thereon to the date of final distribution to the holders of Series B Preferred Stock.
The Series B Preferred Certificate of Designation includes certain provisions that prevent Eclipse (as defined below) from converting its Series B Preferred Shares to the extent such action would result in Eclipse beneficially owning in excess of 48.9% of our outstanding common stock or Total Voting Power (as defined in the Series B Preferred Certificate of Designation) (the “Individual Holder Share Cap”), provided that such Individual Holder Share Cap is subject to removal at Eclipse’s sole discretion upon written notice to us, provided that any increase or removal of such Individual Holder Share Cap will not be effective before the sixty-first (61st) day after such written notice.
Voting and Consent Rights
Pursuant to the Series B Preferred Certificate of Designation, holders of Series B Preferred Shares are entitled to vote on an as-converted basis with the common stock at any annual or special meeting of our stockholders, and not as a separate class, except as required by Delaware law. Additionally, for so long as any Series B Preferred Shares remain outstanding, we will be prohibited, without the consent of the holders of at least a majority of the Series B Preferred Shares, from taking various corporate actions, including:
•creating, authorizing or issuing any additional Series B Preferred Shares or shares which rank senior to or on parity with the Series B Preferred Shares;
•amending, waiving or repealing the rights, preferences or privileges of the Series B Preferred Shares;
•increasing or decreasing the authorized number of Series B Preferred Shares;
•exchanging, reclassifying or canceling the Series B Preferred Shares (except as contemplated by the Series B Preferred Certificate of Designation);
•declaring or paying any dividend on, or making any distribution to, or repurchasing any shares of common stock or other securities that rank junior to the Series B Preferred Shares, subject to certain exceptions;

•incurring any indebtedness other than Permitted Indebtedness (as defined in the Series B Preferred Certificate of Designation); and
•creating, adopting, amending, terminating or repealing any equity (or equity-linked) compensation or incentive plan or increase the amount or number of equity securities reserved for issuance thereunder if the New York Stock Exchange would require stockholder approval of such action; provided that the 2021 Plan and any automatic annual increases pursuant to the 2021 Plan shall not require approval.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange (“NYSE”), which would apply if and so long as our common stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock and certain other issuances specified in the rules of NYSE. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us.
Anti-takeover Effects of Our Certificate of Incorporation and Bylaws
Our certificate of incorporation and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.
Classified Board of Directors
As indicated below, our certificate of incorporation provides that the Board is divided into three classes of directors, with each class of directors being elected by our stockholders every three years. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of preferred stock, special meetings of our stockholders, for any purpose or purposes, may be called only by or at the direction of (i) a majority of the Board, (ii) the chairperson of the Board, (iii) the Chief Executive Officer or (iv) the President. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than 10 or more than 60 days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.
In addition, our bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if such actions are favored by the holders of a majority of our outstanding voting securities.
Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
Our certificate of incorporation provides that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 and 2/3% in voting power of all the then outstanding shares of common stock entitled to vote thereon as a class:
•the provisions regarding our preferred stock;
•the provisions regarding the size, classification, appointment, removal and authority of the Board;
•the provisions prohibiting stockholder actions without a meeting;
•the provisions regarding calling special meetings of stockholders;
•the provisions regarding the selection of certain forums for certain specified legal proceedings between us and our stockholders; and
•the provisions regarding the limited liability of our directors.
Our bylaws may be amended or repealed (A) by the affirmative vote of a majority of the entire Board then in office (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Board) or (B) without the approval of the Board, by the affirmative vote of the holders of 66 and 2/3% of our outstanding voting stock entitled to vote generally in an election of directors, voting together as a single class.
Business Combinations
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:
▪the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;
▪the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or
▪the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder.
A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.
Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Since we have not opted out of Section 203 of the DGCL, it applies to us. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Election of Directors and Vacancies
The number of directors of the Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. The Board is divided into three classes, designated Class I, II and III, each class of directors will be elected by our stockholders every three years. The Amended and Restated Stockholders Agreement, dated as of February 17, 2023 (the “Stockholders Agreement”), by and among us, Eclipse Ventures Fund I, L.P., Eclipse Continuity Fund I, L.P. and Eclipse Early Growth Fund I (together, “Eclipse”) also provides that, (a) until such time as Eclipse beneficially owns less than 20.0% of the total voting power entitled to elect directors, Eclipse shall be entitled to nominate two individuals (the “Eclipse Directors” and each, an “Eclipse Director”) and (b) from such time that Eclipse beneficially owns less than 20.0% of the total voting power entitled to elect directors and until Eclipse beneficially owns less than 10.0% of the total voting power entitled to elect directors, Eclipse will be entitled to nominate one Eclipse Director and, we will include the nominee selected by Eclipse as a director nominee in our proxy statement for our annual meeting each time directors from the class to which such nominee is assigned are up for election.
Under the bylaws, at all meetings of stockholders that call for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the Board.
Except as the DGCL or the Stockholders Agreement may otherwise require and subject to the rights, if any, of the holders of any series of preferred stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.
Subject to the Stockholders Agreement and the rights, if any, of any series of preferred stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock then entitled to vote at an election of directors. Subject to the terms and conditions of the Stockholders Agreement, in case the Board or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by us, subject, nevertheless, to the provisions of the DGCL, our certificate of incorporation and to any bylaws adopted and in effect from time to time; provided, however, that no bylaws so adopted will invalidate any prior act of the directors which would have been valid if such bylaws had not been adopted.
Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of preferred stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the preferred stock.

Exclusive Jurisdiction of Certain Actions
Our bylaws require, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, that derivative actions brought on our behalf, actions against any of our directors, officers or stockholders for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, and actions asserting a claim against us governed by the internal affairs doctrine may be brought only in the Court of Chancery of the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to the personal jurisdiction of the state and federal courts in the State of Delaware and service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Section 22 of the Securities Act of 1933, as amended (the “Securities Act”), creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our bylaws require that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act and, if brought in a court other than the federal district courts of the United States of America, the stockholder bringing the suit will be deemed to have consented to the personal jurisdiction of the federal district courts of the United States of America and service of process on such stockholder’s counsel. However, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder.
The foregoing provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
Limitations on Liability and Indemnification of Officers and Directors
Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by the Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the State of Delaware, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to our best interests. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 30 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Trading Symbol and Market
Our common stock is listed on NYSE under the symbol “OWLT.”

DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of shares of our common stock or preferred stock. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.
The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:
•the number of shares of common stock or preferred stock purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;
•the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase preferred stock;
•the date, if any, on and after which the warrants and the related preferred stock or common stock will be separately transferable;
•the terms of any rights to redeem or call the warrants;
•the date on which the right to exercise the warrants will commence and the date on which the right will expire;
•United States Federal income tax consequences applicable to the warrants; and
•any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.
Holders of equity warrants will not be entitled:
•to vote, consent or receive dividends;
•receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter; or
•exercise any rights as shareholders of Owlet.
Each warrant will entitle its holder to purchase the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase common stock or preferred stock are exercised, the holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the common stock or preferred stock, if any.

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of equity securities issued by us. Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Any purchase contracts we issue will be physically settled by delivery of such securities. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

DESCRIPTION OF UNITS
We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.
The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.
If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:
•the title of the series of units;
•identification and description of the separate constituent securities comprising the units;
•the price or prices at which the units will be issued;
•the date, if any, on and after which the constituent securities comprising the units will be separately transferable;
•a discussion of certain United States federal income tax considerations applicable to the units; and
•any other terms of the units and their constituent securities.

GLOBAL SECURITIES
Book-Entry, Delivery and Form
Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.
DTC has advised us that it is:
▪a limited-purpose trust company organized under the New York Banking Law;
▪a “banking organization” within the meaning of the New York Banking Law;
▪a member of the Federal Reserve System;
▪a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and
▪a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.
To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.
So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.
Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.
Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.
So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.
Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.
Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities.
The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.
DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.
As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:
▪DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

▪we determine, in our sole discretion, not to have such securities represented by one or more global securities; or
▪an event of default has occurred and is continuing with respect to such series of securities, we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.
Euroclear and Clearstream
If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.
Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.
Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.
Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.
Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other
The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

PLAN OF DISTRIBUTION
We may sell the securities from time to time pursuant to underwritten public offerings, “at the market” offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:
▪at a fixed price or prices, which may be changed;
▪at market prices prevailing at the time of sale;
▪at prices related to such prevailing market prices; or
▪at negotiated prices.
Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.
Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.
If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.
If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.
Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.
Any common stock that we issue and sell will be listed on NYSE or any other national exchange on which our common stock is then listed for trading, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.
The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS
Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Owlet, Inc. The validity of the common stock to be offered by this prospectus has been passed upon for us by Potter Anderson & Corroon LLP. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

4,196,000 Shares
Class A Common Stock
PROSPECTUS SUPPLEMENT

Joint Bookrunners

William Blair	TD Cowen

Co-manager

Craig-Hallum
October 21, 2025